   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2002
                                                    REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                                STEELCASE INC.
            (Exact Name of Registrant as Specified in its Charter)
                               -----------------

           MICHIGAN                         2522                   38-0819050
(State or Other Jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification Number)

                                901 44th Street
                         Grand Rapids, Michigan 49508
                                (616) 247-2710
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               -----------------
                             Jon D. Botsford, Esq.
                                901 44th Street
                         Grand Rapids, Michigan 49508
                                (616) 247-2710
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                               -----------------
                       COPIES OF ALL COMMUNICATIONS TO:

                         Charles W. Mulaney, Jr., Esq.
                Skadden, Arps, Slate, Meagher & Flom (Illinois)
                             333 West Wacker Drive
                            Chicago, Illinois 60606
                               -----------------
      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.
      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:   [_]
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                      Proposed
                                       Maximum
       Title Of Each Class Of         Aggregate           Amount Of
     Securities To Be Registered  Offering Price(1) Registration Fee(1)(2)
     ---------------------------------------------------------------------
     6.375% Senior Notes Due 2006   $248,743,333           $22,884
     ---------------------------------------------------------------------

================================================================================
(1)Pursuant to Rule 457(f)(2) under the Securities Act, the book value of the securities for which the securities being registered are to be exchanged has been used as the basis for calculating the registration fee.
(2)Calculated on the basis of the maximum aggregate offering price in accordance with Rule 457(o) under the Securities Act.
                               -----------------
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2002

PROSPECTUS

[LOGO] Steelcase

                                Steelcase Inc.
                                 $250,000,000

                Exchange Offer for 6.375% Senior Notes Due 2006

      Steelcase Inc. is offering to exchange an aggregate principal amount of up to $250,000,000 of its new 6.375% Senior Notes Due 2006 for a like amount of its old 6.375% Senior Notes Due 2006. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

     .  will have been registered under the Securities Act;

     . will not bear restrictive legends restricting their transfer under the Securities Act;

     . will not be entitled to the registration rights that apply to the old notes; and

     . will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.

      The exchange offer expires at 5:00 p.m., New York City time, on      ,
   2002, unless we extend it.

      The new notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

      Each broker-dealer that receives new notes for its own account in exchange for old notes represents that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes pursuant to the exchange offer; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Steelcase Inc. has agreed that, during the period ending 180 days after the expiration date of the exchange offer, subject to extension in limited circumstances, or such shorter period which will terminate when the participating broker-dealers have completed all resales subject to any prospectus delivery requirements, it will use its reasonable best efforts to keep the exchange offer registration statement effective and to make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution and Selling Restrictions."

                               -----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

           The date of this prospectus is February          , 2002.

      This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to holders of the notes upon written or oral request to Steelcase Inc., 901 44th Street, Grand Rapids, Michigan, 49508,
Attention: Steelcase Investor Relations, telephone number (616) 247-2200, email: ir@steelcase.com. To obtain timely delivery, note holders must request
the information no later than      , 2002.

                               -----------------

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
          Where You Can Find More Information....................  ii
          Incorporation by Reference.............................  ii
          Forward-Looking Statements............................. iii
          Summary................................................   1
          Use of Proceeds........................................   9
          Capitalization.........................................  10
          Selected Financial Data................................  11
          The Exchange Offer.....................................  13
          Description of Notes...................................  23
          Book-Entry; Delivery and Form..........................  32
          Certain United States Federal Income Tax Considerations  35
          Plan of Distribution and Selling Restrictions..........  36
          Legal Matters..........................................  37
          Experts................................................  37

      As used in this prospectus, unless otherwise expressly stated or the context otherwise requires, all references to "Steelcase," "we," "our," "us" and all similar references are to Steelcase Inc. and its consolidated subsidiaries.

                               -----------------

      This communication is directed solely at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Financial Promotion Order"), (all such persons together being referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

      The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

                      WHERE YOU CAN FIND MORE INFORMATION

     In connection with the exchange offer, we have filed with the SEC a registration statement relating to the new notes on Form S-4 under the Securities Act of 1933. This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us and the new notes. Statements in this prospectus concerning the provisions of documents are not necessarily summaries of all provisions of those documents. If we have filed any document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.

     We are currently subject to the informational requirements of the Securities Exchange Act of 1934. We are required to file annual, quarterly and special reports and other information with the SEC. You may read and copy any of the reports, statements and other information that we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Our Class A Common Stock is listed and traded on the New York Stock Exchange under the trading symbol "SCS." You may also inspect the information that we file with the SEC at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                          INCORPORATION BY REFERENCE

     Rather than include in this prospectus some of the information that we include in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by us:

    . Annual Report on Form 10-K for the fiscal year ended February 23, 2001 (as amended by Amendment No. 1 on Form 10-K/A filed on May 24, 2001, Amendment No. 2 on Form 10-K/A filed on November 16, 2001, and Amendment No. 3 on Form 10-K/A filed on February 21, 2002, the Form 10-K with Amendments No. 1, No. 2 and No. 3 will be referred to in this prospectus as the Annual Report on Form 10-K for the fiscal year ended February 23,
       2001);

    . Quarterly Report on Form 10-Q for the quarter ended May 25, 2001 (as amended by Amendment No. 1 on Form 10-Q/A filed on November 16, 2001, the Form 10-Q with Amendment No. 1 will be referred to in this prospectus as the Quarterly Report on Form 10-Q for the quarter ended May 25, 2001);

    .  Quarterly Report on Form 10-Q for the quarter ended August 24, 2001;

    .  Quarterly Report on Form 10-Q for the quarter ended November 23, 2001;

    .  Current Report on Form 8-K dated August 27, 2001;

    .  Current Report on Form 8-K dated November 13, 2001;

    .  Current Report on Form 8-K dated November 15, 2001; and

    .  Current Report on Form 8-K dated December 19, 2001.

     In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated in this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in the document that this prospectus incorporates. You should direct such requests to Steelcase Inc., 901 44th Street, Grand Rapids, Michigan 49508, Attention:
Steelcase Investor Relations, (616) 247-2200, email: ir@steelcase.com.

                          FORWARD-LOOKING STATEMENTS

     From time to time, in this prospectus and the documents incorporated by reference in this prospectus as well as in other written reports and oral statements, we discuss our expectations regarding future performance. For example, portions of the section entitled "Summary--The Company" contained in this prospectus and portions of the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the fiscal year ended February 23, 2001 and our Quarterly Reports on Form 10-Q for the quarters ended May 25, 2001, August 24, 2001, and November 23, 2001, in each case incorporated by reference in this prospectus, contain various "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act, including those relating to anticipated revenue, earnings, liquidity and capital resource needs and expenditures, as well as anticipated impacts of cost saving measures and various recently issued accounting standards. Such statements involve certain risks and uncertainties that could cause actual results to vary.

     Our performance may differ materially from that contemplated by such statements for a variety of reasons, including, but not limited to:

    . competitive and general economic conditions domestically and internationally;

    . delayed or lost sales or other impacts related to the commercial and economic disruption caused by terrorist attacks on the United States;

    . major disruptions at our key facilities or in the supply of any key raw materials;

    .  changes in domestic and international government laws and regulations;

    .  competitive pricing pressure;

    .  pricing changes by us or our competitors;

    .  currency fluctuations;

    .  changes in customer demand and order patterns;

    . changes in relationships with customers, suppliers, employees and dealers;

    .  product (sales) mix;

    . the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on our manufacturing processes;

    .  possible acquisitions or divestitures by us;

    . our ability to reduce costs, including ramp-up costs associated with new products, and to improve margins on new products;

    . the impact of work force reductions (including elimination of temporary workers, hourly layoffs and salaried work force reductions);

  . our success in integrating acquired businesses, initiating and managing alliances and global sourcing, transitioning production of our products to other manufacturing facilities as a result of production rationalization and implementing technology initiatives;

  .  changes in future business strategies and decisions; and

  .  other risks detailed in our filings with the SEC.

      Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus.

                                  The Company

Overview

      Steelcase is the world's largest designer and manufacturer of products used to create high-performance work environments. We are focused on helping individuals and organizations around the world to work more effectively by actively pursuing a user-centered product and services strategy, which integrates three core elements of the office environment--architecture, furniture and technology. Our product portfolio includes furniture systems, seating, desks, lighting, storage, interior architecture and technology products and related products and services. In addition, through our Financial Services segment, we provide financing options to our dealers and lease financing services to their customers to facilitate the purchase of our products.

      Steelcase was founded in 1912 and is headquartered in Grand Rapids, Michigan. We are a Fortune 500 company with fiscal 2001 revenue of $4.05 billion. We have manufacturing facilities in over 30 locations and approximately 20,000 employees worldwide. We distribute products through a network of independent dealers in more than 800 locations worldwide. Each dealership has its own sales force, supported by our sales representatives, who work closely with dealers throughout the sales process.

      We operate on a global basis and our businesses are organized, managed and reported in three segments: North America, International and Financial Services.

Our Products

      Historically, we were known primarily as an office furniture manufacturer. Today, we are a global work effectiveness company. We are focused on providing knowledge, products and services that enable our customers to create work environments that offer a user-centered solution for people working in offices. As a result of this focus, we have an evolving portfolio of products that addresses the core elements of a typical work environment--architecture, furniture and technology. Through this portfolio of products, we have expanded our reach and can now compete within the office furniture, renovation and new office construction markets. Our Pathways product line is an example of how architecture, furniture and technology products can blend seamlessly together to create work environments that offer exceptional flexibility, affordability and user-control.

      We offer the following broad array of user-centered products at various price points and with a variety of aesthetic options and performance features:

  Furniture

      Panel-based and freestanding furniture systems. Moveable and reconfigurable furniture components that are used to create work environments and can provide space division, acoustic and visual privacy and support for technology.

      Storage.  File cabinets, carts and under-desk pedestals.

      Seating. High-performance, general use, executive, guest, lounge and stackable chairs.

      Tables.  Meeting, personal, learning and cafe tables.

      Textiles and surface materials. Upholstery fabric, panel fabric and wall coverings.

      Desks and office suites.  Wood and non-wood casegoods.

  Architecture

      Interior architecture. Full and partial height walls, raised floors, doors and modular post and beam products for open plan environments.

      Lighting. Adjustable and energy-efficient task, ambient and accent lighting.

  Technology

      Technology. Infrastructure products, such as modular cabling, and information appliances, such as interactive signs and space scheduling systems.

      Worktools. Computer support, technology management, organizers, information management products and erasable whiteboards.

Business Segments

      North America Segment. Our North America segment consists of operations in the United States and Canada. We have led the U.S. office furniture industry in revenue since 1974. Our offerings in North America include architecture, furniture and technology products as described above, under the Steelcase brand and the Steelcase Design Partnership (SDP), which is a collection of individual design-oriented companies that offer products for use in lobby and reception areas, cafeteria and gathering spaces, private offices, hospitality, healthcare and learning environments and surface materials for a variety of markets. The North America segment also includes Revest, our remanufactured furniture and refurbishing services subsidiary, IDEO, our design and innovation services subsidiary, and Attwood, our plastic injection and marine accessories subsidiary. In fiscal 2001, the North America segment accounted for $3.2 billion, or 80%, of our total revenue.

      International Segment. Our International segment primarily consists of Steelcase S.A. (formerly known as Steelcase Strafor) and its subsidiaries and Steelcase International. We conduct most of our European business through these entities, with primary operations in France, Germany and the United Kingdom. We believe we are a leader in the highly-fragmented European market. Steelcase S.A. develops and manufactures its own office furniture products and complements its product offerings with Steelcase brand and SDP offerings. Steelcase International exports products to markets throughout the world, including Australia, Brazil, China, Japan, Mexico, Saudi Arabia, Singapore, Thailand, United Arab Emirates and Venezuela. Products sold to these markets are primarily manufactured in North America and Europe and are supplemented by manufacturing facilities in Brazil and Saudi Arabia. We also manufacture furniture through licensees in Japan, Colombia and Thailand. In fiscal 2001, the International segment accounted for $732.4 million, or 18%, of our total revenue.

      Financial Services Segment. Our Financial Services segment provides leasing services to customers primarily in North America and, more recently, in Europe. This segment also provides selected financing services to our dealers. In fiscal 2001, the Financial Services segment accounted for $78.2 million, or 2%, of our total revenue.

      Lease financing provides alternatives to customers, facilitating the acquisition of our products. The dealer financing portion of this segment provides selected financial services to our dealers to facilitate the purchase of our products, to support their business goals and to foster stability in our distribution network. Dealer financing includes three distinct programs: project financing, asset-based lending and term notes.

                             Competitive Strengths

      We believe that we have many competitive advantages that enable us to compete effectively in the office furniture industry and beyond:

      Leading Global Market Position and Strong Brand Equity. We are the largest office furniture manufacturer in the world. We are almost twice the size of our nearest competitor based on revenue. We believe that we have strong brand equity among the key constituents that we serve, such as facility managers, architects, designers and real estate managers. We believe that "Steelcase" is one of the most widely recognized brand names in the industry.

      Global Reach. We are a global office furniture manufacturer with manufacturing capabilities in 14 countries and sales offices in 29 countries. We believe we have the most extensive dealer network in the industry. This global reach uniquely enables us to address the product and service needs of our multinational customers. Through our global infrastructure, our products are generally available throughout the world.

      Dedication to Research and Development and User-Centered Product
Innovation.   We believe we consistently invest more in research and
development on an annual basis than anyone else in our industry. We supplement part of our extensive research and development effort through our subsidiary, IDEO, which is recognized as one of the world's leading industrial design firms, along with key marketing and product development alliances formed with leaders in related industries. Since 1994, we have won 46 product and design awards at NeoCon, the largest showcase in North America for office design and furniture.

      Large Installed Base.   As a result of our dealer network, longstanding
sales leadership and diverse customer base, we believe we have the largest base of installed products in the U.S. office furniture industry. Through this installed base and on-going contractual relationships, we generate significant sales from repeat and expansion orders.

                              Recent Developments

      As previously disclosed in our report on Form 10-Q for the quarter ended November 23, 2001, consolidated revenue decreased 29.3%, to $731.4 million for the third quarter of fiscal year 2002 and 20.7%, to $2,429.1 million for first three quarters of fiscal year 2002, compared to the same periods last year. Consolidated operating income decreased to $6.7 million for the third quarter of fiscal year 2002 and $67.7 million for the first three quarters of fiscal year 2002, compared to $79.2 million and $269.3 million for the same periods last year.

      On February 12, 2002, we revised our guidance for the fourth quarter of our current fiscal year ending February 22, 2002 as follows: we expect a fourth quarter fiscal 2002 loss in the range ($0.07) to ($0.12) per share before one-time charges, or ($0.21) to ($0.29) per share on a reported basis. Our revised guidance reflects lower than expected sales volume, particularly in our International segment. We expect that due to the sustained global reduction in business capital spending, our fourth quarter fiscal 2002 revenue could decrease by approximately 35 percent compared to the same quarter of our prior fiscal year. This revised guidance of February 12, 2002 includes anticipated additional International segment reserves related to inventories and dealer receivables. These reserve charges are individually small, but collectively significant. Additionally, we expect North American segment margins to decline in the fourth quarter of our current fiscal year, due to reduced manufacturing overhead absorption partially offset by lower variable compensation.

      On February 14, 2002, Moody's Investor's Services, Inc. placed the debt ratings for Steelcase under review for possible downgrade.

                              The Exchange Offer

      On November 27, 2001, Steelcase Inc. issued $250,000,000 principal amount of 6.375% Senior Notes Due 2006, the old notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In connection with the initial purchasers' purchase of the old notes, we agreed to commence the exchange offer following the initial offering of the old notes. The new notes being offered in the exchange offer and the old notes are sometimes referred to collectively in this prospectus as the "notes."

The Exchange Offer.....................   We are offering new 6.375% Senior
                                          Notes Due 2006, all of which new
                                          notes have been registered under the
                                          Securities Act, in exchange for your
                                          old notes.

                                          To exchange your old notes, you must
                                          properly tender them, and we must
                                          accept them. We will exchange all old
                                          notes that you validly tender and do
                                          not validly withdraw.

Resale of New Notes....................   We believe that, if you are not a
                                          broker-dealer, you may offer for
                                          resale, resell or otherwise transfer
                                          the new notes without complying with
                                          the registration and prospectus
                                          delivery requirements of the
                                          Securities Act if you:

                                          .  acquire the new notes in the
                                             ordinary course of your business;

                                          .  are not engaged in, do not intend
                                             to engage in and have no
                                             arrangement or understanding with
                                             any person to participate in a
                                             distribution of the new notes; and

                                          .  are not an "affiliate" of
                                             Steelcase within the meaning of
                                             Rule 405 of the Securities Act.

                                          If any of these conditions is not
                                          satisfied and you transfer any new
                                          notes issued to you in the exchange
                                          offer without delivering a proper
                                          prospectus or without qualifying for
                                          a registration exemption, you may
                                          incur liability under the Securities
                                          Act. Moreover, our belief that
                                          transfers of new notes would be
                                          permitted without registration or
                                          prospectus delivery under the
                                          conditions described above is based
                                          on SEC interpretations given to
                                          other, unrelated issuers in similar
                                          exchange offers. We cannot assure you
                                          that the SEC would make a similar
                                          interpretation with respect to our
                                          exchange offer. We will not be
                                          responsible for or indemnify you
                                          against any liability you may incur
                                          under the Securities Act.

                                          Any broker-dealer that acquires new
                                          notes for its own account in exchange
                                          for old notes must represent that the
                                          old notes to be exchanged for the new
                                          notes were acquired by it as a result
                                          of market-making activities or other
                                          trading activities and acknowledge
                                          that it will deliver a prospectus
                                          meeting the requirements of the
                                          Securities Act in connection with any
                                          resale of the new notes pursuant to
                                          the exchange offer; however, by so
                                          acknowledging and by delivering a
                                          prospectus, the participating
                                          broker-dealer will not be deemed to
                                          admit that it is an "underwriter"
                                          within the meaning of the Securities
                                          Act. During the period ending 180
                                          days after the expiration date of the
                                          exchange offer, subject to extension
                                          in limited circumstances, a
                                          participating broker-dealer may use
                                          this prospectus for an offer to sell
                                          or a sale or other transfer of new
                                          notes received in exchange for old
                                          notes which it acquired through
                                          market-making activities or other
                                          trading activities.

Expiration Date........................   The exchange offer will expire at
                                          5:00 p.m., New York City time, on  ,
                                          2002, unless we extend it.

Withdrawal.............................   You may withdraw your tender of old
                                          notes under the exchange offer at any
                                          time before the exchange offer
                                          expires.

Procedures for Tendering Old Notes.....   Each holder of old notes that wishes
                                          to accept the exchange offer must
                                          either:

                                          .  complete, sign and date the
                                             accompanying letter of transmittal
                                             or a facsimile copy of the letter
                                             of transmittal, have the
                                             signatures on the letter of
                                             transmittal guaranteed if required
                                             and deliver the letter of
                                             transmittal, together with the old
                                             notes and any other required
                                             documents, to the exchange agent;
                                             or

                                          .  arrange for DTC to transmit the
                                             required information to the
                                             exchange agent in connection with
                                             a book-entry transfer.


                                          Do not send letters of transmittal or
                                          certificates representing old notes
                                          to us or DTC. Send these documents
                                          only to the exchange agent at the
                                          appropriate address given in this
                                          prospectus and in the letter of
                                          transmittal.

Special Procedures for Tenders by
  Beneficial Owners of Old Notes.......   If

                                          .  you beneficially own old notes;

                                          .  those notes are registered in the
                                             name of a broker, dealer,
                                             commercial bank, trust company or
                                             other nominee; and

                                          .  you wish to tender your old notes
                                             in the exchange offer,


                                          please contact the registered holder
                                          as soon as possible and instruct it
                                          to tender on your behalf and comply
                                          with the instructions set forth in
                                          this prospectus and the letter of
                                          transmittal.

Guaranteed Delivery Procedures.........   If you hold old notes in certificated
                                          form or if you
                                          own old notes in the form of a
                                          book-entry interest in a global note
                                          deposited with the trustee, as
                                          custodian for DTC, and you wish to
                                          tender those old notes but

                                          .  your old notes are not immediately
                                             available;

                                          .  time will not permit you to
                                             deliver the required documents to
                                             the exchange agent by the
                                             expiration date; or

                                          .  you cannot complete the procedure
                                             for book-entry transfer on time,


                                          You may tender your old notes
                                          pursuant to the procedures described
                                          in "The Exchange Offer--Procedures
                                          for Tendering Old Notes--Guaranteed
                                          Delivery Procedures."


Consequences of Not Exchanging Old Notes  If you do not tender your old notes or we reject your tender, your old
                                          notes would remain outstanding and
                                          would be entitled to the benefits of
                                          the indenture governing the notes.
                                          You would not be entitled to any
                                          further registration rights under the
                                          registration rights agreement, except
                                          under limited circumstances. Existing
                                          transfer restrictions would continue
                                          to apply to the old notes. We could
                                          reject your tender of old notes if
                                          you tender them in a manner that does
                                          not comply with the instructions
                                          provided in this prospectus and the
                                          accompanying letter of transmittal.


                                          You do not have any appraisal or
                                          dissenters' rights in connection with
                                          the exchange offer.

United States Federal Income Tax
  Considerations.......................   Your exchange of old notes for new
                                          notes will not be treated as a
                                          taxable exchange for U.S federal
                                          income tax purposes.

Conditions.............................   The exchange offer is subject to the
                                          following conditions: (a) that it not
                                          violate applicable law or any
                                          applicable interpretation of the
                                          staff of the SEC, (b) no action or
                                          proceeding shall have been instituted
                                          or threatened in any court or before
                                          any governmental agency with respect
                                          to the exchange offer which, in our
                                          judgment, would impair our ability to
                                          proceed with the exchange offer, and
                                          (c) no law, rule or regulation or
                                          applicable interpretations of the
                                          staff of the SEC shall have been
                                          issued or promulgated which, in our
                                          good faith determination, does not
                                          permit us to effect the exchange
                                          offer. In addition, the exchange
                                          offer is conditioned on the tender of
                                          the old notes to us by the holders in
                                          accordance with the exchange offer.

Use of Proceeds........................   We will not receive any proceeds from
                                          the exchange offer. The net proceeds
                                          from the issuance of the old notes
                                          were used to finance our acquisition
                                          of PolyVision Corporation, to repay a
                                          portion of our outstanding commercial
                                          paper and for general corporate
                                          purposes.

Acceptance of Old Notes and Delivery of
  New Notes............................   We will accept for exchange any and
                                          all old notes properly tendered prior
                                          to the expiration of the exchange
                                          offer. We will complete the exchange
                                          offer and issue the new notes as soon
                                          as practicable after the expiration
                                          date.

Exchange Agent.........................   Bank One Trust Company, N.A. is
                                          serving as exchange agent for the
                                          exchange offer. The address and
                                          telephone number of the exchange
                                          agent are provided in this prospectus
                                          under "The Exchange Offer--Exchange
                                          Agent" and in the letter of
                                          transmittal.

                                 The New Notes

      The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

     .  will have been registered under the Securities Act;

     . will not bear restrictive legends restricting their transfer under the Securities Act;

     . will not be entitled to the registration rights that apply to the old notes; and

     . will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.


      The new notes represent the same debt as the old notes and are governed by the same indenture, which is governed by New York law.


Issuer.................................   Steelcase Inc.

Notes Offered..........................   $250 million aggregate principal
                                          amount of 6.375% Senior Notes
                                          Due 2006.

Maturity...............................   November 15, 2006.

Interest...............................   We will pay interest on the notes at
                                          the rate of 6.375% per year, payable
                                          in cash on May 15 and November 15 of
                                          each year, beginning on May 15, 2002.

Ranking................................   The notes will be Steelcase Inc.'s
                                          unsecured unsubordinated obligations
                                          and will rank equally with all of
                                          Steelcase Inc.'s other unsecured
                                          unsubordinated indebtedness. The notes
                                          will be effectively subordinated to
                                          all of Steelcase Inc.'s
                              secured indebtedness to the extent of the assets so securing such indebtedness and all indebtedness and other liabilities, including, trade payables of Steelcase Inc.'s subsidiaries.

Optional Redemption.........  We may redeem any or all of the notes at a redemption price equal to the greater of:


                                  . 100% of the principal amount of the notes being redeemed; and

                                  .  the sum of the present values of the
                                     remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the treasury rate plus 35 basis points, plus, in each case, accrued and unpaid interest of the notes being redeemed.



Restrictive Covenants of
  Indenture.................  We issued the old notes, and will issue the new notes, under an indenture with Bank One Trust Company, N.A., as trustee. The indenture, among other things, restricts our ability to:

                                  .  permit certain liens securing debt;

                                  .  enter into sale and leaseback
                                     transactions; and

                                  .  sell all or substantially all of our
                                     assets or merge or consolidate with or
                                     into other entities without satisfying
                                     certain conditions.

Credit Ratings..............  The old notes currently are rated Baa1 by Moody's
                              Investor's Services, Inc. and A- by Standard & Poor's Rating Services. Moody's Investor's Services, Inc. has, however, recently placed the debt ratings for Steelcase under review. See "Recent Developments." A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating organization.

      Our headquarters are located at Steelcase Inc., 901 44th Street, Grand Rapids, Michigan 49508, and our telephone number is (616) 247-2710. Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol "SCS."

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement. The net proceeds from the issuance of the old notes were approximately $246.7 million, after deducting the initial purchasers' discount and certain offering expenses. We used approximately $182 million of the net proceeds to finance our acquisition of PolyVision Corporation. Of that amount, approximately $103 million was used to repay existing debt of PolyVision, which had an average maturity of approximately four years and a weighted average interest rate of 10.21% per year as of June 30, 2001. The remaining $64.7 million of the net proceeds were used to repay a portion of our outstanding commercial paper and for general corporate purposes. As of November 23, 2001, we had outstanding $137.4 million of euro commercial paper with an effective interest rate of 3.77% per year, and $199.9 million of U.S. dollar commercial paper with an effective interest rate of 2.5% per year, in each case with maturities ranging from one to 99 days.

                                CAPITALIZATION

     The following table sets forth our unaudited capitalization as of November 23, 2001, on an actual basis and as adjusted to give effect to the issuance and sale of the old notes and the use of a portion of the estimated net proceeds therefrom to repay $229.5 million of our outstanding commercial paper (including that used to finance our acquisition of PolyVision) as described under "Use of Proceeds." Operating Company capitalization represents the capitalization of Steelcase Inc. and its subsidiaries, other than the Financial Services segment, on a consolidated basis (excluding certain Financial Services segment debt guaranteed by Steelcase Inc.). Financial Services capitalization represents the capitalization of the Financial Services segment. You should read this summary in conjunction with "Selected Financial Data" included elsewhere in this prospectus and our unaudited consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarter ended November 23, 2001 and incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation by Reference."

                                                              As of November 23, 2001
                                         ----------------------------------------------------------------
                                                      Actual                        As Adjusted
                                         -------------------------------  -------------------------------
                                         Operating   Financial            Operating   Financial
                                          Company    Services    Total     Company    Services    Total
                                         ---------   ---------  --------  ---------   ---------  --------
                                                                   (in millions)
                                                                    (unaudited)
Assets
   Cash and equivalents................. $  125.3     $   --    $  125.3  $  142.3     $   --    $  142.3
   Notes receivable and leased assets...     32.9      535.6       568.5      32.9      535.6       568.5
   Other assets.........................  2,442.1        9.6     2,451.7   2,444.3        9.6     2,453.9
                                         --------     ------    --------  --------     ------    --------
          Total assets.................. $2,600.3     $545.2    $3,145.5  $2,619.5     $545.2    $3,164.7
                                         ========     ======    ========  ========     ======    ========
Liabilities and Shareholders' Equity
Liabilities:
   Short-term borrowings and current
     portion of Long-term debt(1)....... $  229.5(1)  $254.4(1) $  483.9  $    -- (1)  $254.4(1) $  254.4
   Long-term debt.......................
       Senior notes(2)..................       --         --          --     248.7(2)      --       248.7
       Other long-term debt(1)..........     --  (1)   203.6(1)    203.6      --  (1)   203.6(1)    203.6
                                         --------     ------    --------  --------     ------    --------
          Total indebtedness............    229.5      458.0       687.5     248.7      458.0       706.7
Other liabilities.......................    849.7       10.9       860.6     849.7       10.9       860.6
                                         --------     ------    --------  --------     ------    --------
   Total liabilities....................  1,079.2      468.9     1,548.1   1,098.4      468.9     1,567.3
Shareholders' equity:
   Common stock.........................    282.0         --       282.0     282.0         --       282.0
   Accumulated other comprehensive
     income (loss)......................    (48.4)        --       (48.4)    (48.4)        --       (48.4)
   Retained earnings....................  1,287.5       76.3     1,363.8   1,287.5       76.3     1,363.8
                                         --------     ------    --------  --------     ------    --------
       Total shareholders' equity.......  1,521.1       76.3     1,597.4   1,521.1       76.3     1,597.4
                                         --------     ------    --------  --------     ------    --------
          Total liabilities and
            shareholders' equity........ $2,600.3     $545.2    $3,145.5  $2,619.5     $545.2    $3,164.7
                                         ========     ======    ========  ========     ======    ========
Total capitalization.................... $1,750.6     $534.3    $2,284.9  $1,769.8     $534.3    $2,304.1
                                         ========     ======    ========  ========     ======    ========

--------
(1)Approximately $32.5 million of Financial Services segment debt is guaranteed by Steelcase Inc. (but shown only as Financial Services segment debt), and approximately $191.9 million of Financial Services segment debt is intercompany debt as of November 23, 2001.
(2)The old notes were issued in the principal amount of $250 million. This amount is shown net of the unaccreted original issue discount of $1.3 million.

                            SELECTED FINANCIAL DATA

      The following table presents selected financial data about us. Our selected financial data as of and for each of our fiscal years in the five-year period ended February 23, 2001 have been derived from our audited consolidated financial statements. Our selected financial data as of and for each of the nine months ended November 24, 2000 and November 23, 2001 have been derived from our unaudited consolidated financial statements. Operating Company capitalization represents the capitalization of Steelcase Inc. and its subsidiaries, other than the Financial Services segment, on a consolidated basis (excluding certain Financial Services segment debt guaranteed by Steelcase Inc.). Financial Services capitalization represents the capitalization of the Financial Services segment.

      You should read this information together with our audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended February 23, 2001, our unaudited consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarter ended November 23, 2001 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our Annual Report on Form 10-K for the fiscal year ended February 23, 2001 and Quarterly Report on Form 10-Q for the quarter ended November 23, 2001, in each case incorporated by reference in this offering information. See "Where You Can Find More Information" and "Incorporation by Reference."



                                         February 28, February 27,   February 26, February 25, February 23,
                                           1997(1)        1998           1999       2000 (2)     2001 (2)
                                         ------------ ------------   ------------ ------------ ------------
                                                              (in millions, except per share data)
Statement of Income Data
Revenue(3)..............................   $2,516.3     $2,884.1       $2,873.3     $3,474.8     $4,049.0
Gross profit............................   $  869.0     $1,019.0       $1,008.4     $1,130.9     $1,308.7
Operating income........................   $  150.8     $  327.7       $  325.9     $  274.5     $  306.4
Net income..............................   $   27.7     $  217.0       $  221.4     $  184.2     $  193.7
Balance Sheet Data
   Cash and equivalents.................   $  174.0     $  103.1       $   67.5     $   73.7     $   25.3
   Notes receivable and leased
   assets...............................   $  223.6     $  300.1       $  349.5     $  483.1     $  612.3
   Total assets.........................   $1,922.1     $2,007.2       $2,182.5     $3,037.6     $3,157.0
Capitalization:
  Debt:
   Financial services debt..............   $     --     $     --       $     --     $  372.8     $  492.7
   Operating company debt...............   $     --     $     --       $     --     $   94.0     $   44.5
                                           --------     --------       --------     --------     --------
      Total indebtedness................   $     --     $     --       $     --     $  466.8     $  537.2
                                           ========     ========       ========     ========     ========
Equity:
  Financial services equity.............   $   25.4     $   33.4       $   44.1     $   61.8     $   82.0
  Operating company equity..............   $1,354.6     $1,299.0       $1,455.9     $1,500.4     $1,554.5
                                           --------     --------       --------     --------     --------
   Total shareholders' equity...........   $1,380.0     $1,332.4       $1,500.0     $1,562.2     $1,636.5
                                           ========     ========       ========     ========     ========
Total capitalization:
  Financial services capital(5).........   $   25.4     $   33.4       $   44.1     $  434.6     $  574.7
  Operating company capital(5)..........   $1,354.6     $1,299.0       $1,455.9     $1,594.4     $1,599.0
                                           --------     --------       --------     --------     --------
   Total capitalization(5)..............   $1,380.0     $1,332.4       $1,500.0     $2,029.0     $2,173.7
                                           ========     ========       ========     ========     ========
Other Data
EBITDA(6)...............................   $  130.2     $  426.7       $  433.7     $  451.0     $  494.3
Ratio of EBITDA to fixed
charges(6)(7)...........................       11.1x        35.3x          48.2x        19.3x        11.3x
Ratio of operating company debt to
LTM EBITDA(6)(8)........................         --           --             --         0.21x        0.09x
Operating company debt as % of
operating company capital...............         --           --             --          5.9%         2.8%
Ratio of earnings to fixed charges(7)(9)        5.4x        29.1x          38.5x        13.7x         8.0x
Net income per common share (basic).....   $   0.18     $   1.40       $   1.44     $   1.21     $   1.30
Dividends per share.....................   $   0.27     $   1.36(10)   $   0.41     $   0.44     $   0.44
Capital expenditures....................   $  122.0     $  126.4       $  170.4     $  188.8     $  260.5
Net cash provided by (used in):
   Operating activities.................   $  126.7     $  402.7       $  359.9     $  305.7     $  209.8
   Investing activities.................   $ (121.3)    $ (219.2)      $ (342.2)    $ (514.6)    $ (220.0)
   Financing activities.................   $  (40.4)    $ (254.4)      $  (53.3)    $  219.4     $  (40.5)

                                              Nine Months Ended
                                         -----------------------
                                         November 24, November 23,
                                           2000 (2)     2001 (2)
                                         ------------ ------------

Statement of Income Data
Revenue(3)..............................   $3,063.3     $2,429.1
Gross profit............................   $1,015.3     $  756.9
Operating income........................   $  269.3     $   67.7
Net income..............................   $  168.0     $   35.3
Balance Sheet Data
   Cash and equivalents.................   $   30.1     $  125.3
   Notes receivable and leased
   assets...............................   $  614.9     $  568.5
   Total assets.........................   $3,190.2     $3,145.5
Capitalization:
  Debt:
   Financial services debt..............   $  483.1     $  458.0(4)
   Operating company debt...............   $   53.4     $  229.5(4)
                                           --------     --------
      Total indebtedness................   $  536.5     $  687.5
                                           ========     ========
Equity:
  Financial services equity.............   $   80.5     $   76.3
  Operating company equity..............   $1,544.6     $1,521.1
                                           --------     --------
   Total shareholders' equity...........   $1,625.1     $1,597.4
                                           ========     ========
Total capitalization:
  Financial services capital(5).........   $  563.6     $  534.3(4)
  Operating company capital(5)..........   $1,598.0     $1,750.6(4)
                                           --------     --------
   Total capitalization(5)..............   $2,161.6     $2,284.9
                                           ========     ========
Other Data
EBITDA(6)...............................   $  411.6     $  205.2
Ratio of EBITDA to fixed
charges(6)(7)...........................       11.7x         5.3x
Ratio of operating company debt to
LTM EBITDA(6)(8)........................       0.10x        0.80x(4)
Operating company debt as % of
operating company capital...............        3.3%        13.1%(4)
Ratio of earnings to fixed charges(7)(9)        8.6x         2.5x
Net income per common share (basic).....   $   1.12     $   0.24
Dividends per share.....................   $   0.33     $   0.33
Capital expenditures....................   $  185.1     $   91.4
Net cash provided by (used in):
   Operating activities.................   $  214.6     $  250.6
   Investing activities.................   $ (253.8)    $ (242.4)
   Financing activities.................   $   (8.5)    $   93.7

--------
(1)During 1997, we concluded a 17-year patent litigation which (net of reserves) reduced net income by $123.5 million.
(2)Beginning in the fiscal year ended February 25, 2000, the selected financial data includes the consolidation of Steelcase S.A. (formerly known as Steelcase Strafor) and its subsidiaries.
(3)Revenue has been restated to reflect the reclassification of certain shipping and handling fees and costs in accordance with Emerging Issues Task Force (EITF) 00-10 Accounting for Shipping and Handling Fees and Costs. This change had the effect of increasing both revenue and cost of sales by equal amounts and, therefore, did not impact gross profit, operating income or net income. The annual and quarterly selected financial data in this table reflect this classification.
(4)Approximately $32.5 million of Financial Services segment debt is guaranteed by Steelcase Inc. (but shown only as Financial Services segment debt), and approximately $191.9 million of Financial Services segment debt is intercompany debt as of November 23, 2001.
(5)Capital consists of debt (both short-term and long-term) and equity.
(6)Earnings from continuing operations before deduction for interest, taxes, depreciation and amortization, or EBITDA, is provided because it is commonly used to evaluate a company's ability to service debt and satisfy capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered an alternative to operating income or net income as a measure of operating performance or to net cash provided by operating activities as a measure of liquidity. EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. EBITDA also does not necessarily indicate whether cash flow will be sufficient or available for cash requirements.
(7)Fixed charges consist of interest incurred, a portion of rent expense and amortization of deferred debt expense.
(8)The ratio of operating company debt to EBITDA uses the last 12 months of EBITDA.
(9)For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes and equity in net income of joint ventures and dealer transitions, plus fixed charges.
(10)During 1998, we paid a special dividend of $0.97 per share of common stock.

                              THE EXCHANGE OFFER

Purpose of the Exchange Offer

      In connection with the issuance of the old notes on November 27, 2001, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we agreed, among other things, to:

     . file a registration statement relating to a registered exchange offer for the old notes with the SEC on or prior to the 90th day after the date of the issuance of the old notes;

     . use our reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than the 180th day after the date of the issuance of the old notes; and

     . use our reasonable best efforts to complete the exchange offer no later than the 210th day after the date of the issuance of the old notes.

      The exchange offer and the registration statement of which this prospectus is a part are intended to satisfy our obligations under the registration rights agreement. Under some circumstances, we may be required to file and use our reasonable best efforts to cause to become effective, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If we fail to meet specified deadlines under the registration rights agreement, we will be obligated to pay additional interest to holders of the old notes. See "--Registration Rights and Additional Interest on the Old Notes." Copies of the registration rights agreement may be obtained by following the instructions under "Where You Can Find More Information" and "Incorporation by Reference."

      None of us, our board of directors or management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of notes to tender.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange old notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The exchange offer expires at 5:00 p.m., New York
City time, on        , 2002, or such later date and time to which we extend the exchange offer.

      The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

     .  will have been registered under the Securities Act;

     . will not bear restrictive legends restricting their transfer under the Securities Act;

     . will not be entitled to the registration rights that apply to the old notes; and

     . will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.

      Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

      We expressly reserve the right, in our reasonable discretion and in accordance with applicable law:

     .  to extend the expiration date;

     .  to delay accepting any old notes;

     . if any of the conditions set forth below under "--Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any old notes for exchange; and

     .  to amend the exchange offer in any manner.

      In the event of any extension, delay, non-acceptance, termination or amendment, we will as promptly as practicable give oral or written notice to the exchange agent and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension of the exchange offer, we will make an announcement, including disclosure of the approximate number of old notes tendered to date, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      If we amend the exchange offer in a manner that we consider material, we will:

     .  disclose the amendment by means of a prospectus supplement; and

     . extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

      During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

Resale of New Notes

      Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes for resale, resell and otherwise transfer the new notes without delivering a prospectus to prospective purchasers, if the holder acquired the new notes in the ordinary course of business and has no intention of engaging in a "distribution," as defined under the Securities Act, of the new notes. We will not, however, seek our own interpretive letter from the SEC staff and cannot assure you that the SEC staff would take the same position with respect to the exchange offer as it did in the interpretive letters issued to third parties in similar transactions.

      By tendering old notes, the holder (other than participating broker-dealers) of those old notes will represent to us that, among other things:

     . the new notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder;

     . neither the holder nor any other person receiving the new notes has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes; and

     . neither the holder nor any other person receiving the new notes is an "affiliate," as defined under Rule 405 of the Securities Act, of Steelcase, or, if the holder or other person is an affiliate, that the holder or such other person, as the case may be, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If any holder or any such other person is an affiliate of Steelcase or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the new notes, such holder or other person:

     .  may not rely on the applicable interpretations of the staff of the SEC;
        and

     . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives new notes for its own account in exchange for old notes must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes pursuant to the exchange offer; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with resales of new notes received in exchange for those old notes. We have agreed that, during the period ending 180 days after the expiration date of the exchange offer, subject to extension in limited circumstances or such shorter period which will terminate when the participating broker-dealers have completed all resales subject to any prospectus delivery requirements, we will use our reasonable best efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution and Selling Restrictions" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Procedures for Tendering Old Notes

  Valid Tender; Signature Guarantees

      When the holder of old notes tenders, and we accept, old notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

     . transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to the exchange agent, Bank One Trust Company, N.A., at the address set forth below under the heading "--Exchange Agent;" or

     . if old notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must cause an agent's message to be transmitted to the exchange agent at the address set forth below under the heading "--Exchange Agent."

In addition, on or prior to the expiration date, either:

     . the exchange agent must receive the certificates for the old notes and the letter of transmittal;

     . the exchange agent must receive a timely confirmation of the book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, along with the letter of transmittal or an agent's message; or

     . the holder must comply with the guaranteed delivery procedures described below.

      The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

      If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

     The method of delivery of the old notes, the letter of transmittal and all other required documents is at the election and risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or old notes should be sent directly to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

    . by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

    .  for the account of an eligible institution.

     An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

    .  a bank;

    . a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

    .  a credit union;

    . a member of a national securities exchange, registered securities association or clearing agency; or

    . a savings association that is a participant in a securities transfer association for the account of an eligible institution.

     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

     If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

    .  reject any and all tenders of any old note improperly tendered;

    . refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; or

    . waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer, whether or not similar defects, irregularities or conditions are waived in the case of other holders.

     Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither Steelcase, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will we incur any liability for failure to give such notification.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign any letter of transmittal, any old notes or any written instruments of transfer or exchange, such persons should so indicate when signing and must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

  Book-Entry Transfers

     For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program ("ATOP") procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account in accordance with its ATOP procedures for transfer.

     Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

    . the letter of transmittal or facsimile thereof (or an agent's message in lieu of the letter of transmittal) with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "--Exchange Agent"; or

    .  the guaranteed delivery procedures described below must be complied with.

  Guaranteed Delivery Procedures

     If a holder of old notes desires to tender old notes and the holder's old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    .  the holder tenders the old notes through an eligible institution;

    . prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with the form of letter of transmittal, by telegram, telex, facsimile transmission, mail or hand delivery:

       -- setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered;

       -- stating that the tender is being made; and

       -- guaranteeing that, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

    . the exchange agent receives the certificates for all physically tendered old notes in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes validly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "--Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before old notes are accepted for exchange.

     For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from November 27, 2001. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

     In all cases, we will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

    . certificates for such old notes or a timely book-entry confirmation of the transfer of such old notes into the exchange agent's account at DTC;

    . a properly completed and duly executed letter of transmittal or an agent's message; and

    .  all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged old notes without cost to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC for the old notes.

Withdrawal Rights

     You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under "--Exchange Agent." The notice of withdrawal must:

    . specify the name of the person having tendered the old notes to be withdrawn;

    . identify the old notes to be withdrawn, including the principal amount of such old notes; and

    . where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

      If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless the withdrawing holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

      We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

      In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC. The old notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

      Properly withdrawn old notes may be re-tendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that (a) the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC, (b) any action or proceeding shall have been instituted or threatened in any court or before any governmental agency with respect to the exchange offer which, in our judgment, would impair our ability to proceed with the exchange offer, or (c) any law, rule or regulation or applicable interpretation of the staff of the SEC has been issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer. In addition, the exchange offer is conditioned on the tender of the old notes to us by the holders in accordance with the exchange offer.

      The foregoing conditions are for the sole benefit of Steelcase, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "--Terms of the Exchange Offer."

      In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act.

      If we terminate or suspend the exchange offer based on a determination that the exchange offer violates applicable law or SEC staff interpretations, the registration rights agreement requires that we as promptly as practicable but no later than 45 days after such determination file a shelf registration statement with the SEC and use our reasonable best efforts to cause a shelf registration statement to be declared effective by the SEC as promptly as practicable. See "--Registration Rights and Additional Interest on the Old Notes."

Exchange Agent

     We have appointed Bank One Trust Company, N.A. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address listed below:

           By Mail or Overnight Delivery:     By Hand Delivery:

            Bank One Trust Company, N.A.        Bank One, N.A.
             Corporate Trust Operations   55 Water Street, 1st Floor
                111 Polaris Parkway        New York, New York 10041
                 Suite N1-OH1-0184
                Columbus, Ohio 43240
             Attention: Ms. Lora Marsch

                           Facsimile Transmissions:

                                (614) 248-9987

                             Confirm by Telephone:

                                (800) 346-5153

     You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number listed above.

     Delivery to an address other than as listed above, or transmissions of instructions by a facsimile number other than as listed above, will not constitute a valid delivery.

Fees and Expenses

     The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients and for handling or tendering for their clients.

     We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person (other than the exchange agent) for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

     The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss on the exchange for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the old notes over the term of the notes.

Consequences of Failure to Exchange Old Notes

     You do not have any appraisal or dissenters' rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of the old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws.

     Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes.

     Holders of the new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together as a single class under the indenture.

Registration Rights and Additional Interest on the Old Notes

     If

    . we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the staff of the SEC;

    . for any other reason the exchange offer registration statement is not declared effective within 180 days after the date of issuance of the old notes or the exchange offer is not consummated within 210 days after the date of issuance of the old notes (provided that these obligations will terminate if the exchange offer registration statement is declared effective after the 180-day period or the exchange offer is consummated after the 210-day period);

    . upon written request of any of the initial purchasers within 90 days following consummation of the exchange offer (provided that such initial purchaser shall hold the old notes acquired directly from us and the initial purchaser is not permitted, in the reasonable opinion of counsel to the initial purchaser, pursuant to applicable law or applicable interpretation of the staff of the SEC, to participate in the exchange offer);

    . any holder of old notes (other than an initial purchaser) is not eligible to participate in the exchange offer; or

    . any holder of old notes that participates in the exchange offer does not receive fully tradeable new notes in exchange for old notes,

then we will file with the SEC as promptly as practicable, but in no event later than the date that is 45 days after the filing obligation arises, which we refer to as the shelf filing date, a shelf registration statement to cover resales of old notes that are "transfer restricted securities" by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement. "Transfer restricted securities" means each old note until the earliest to occur of:

    . the date on which that old note has been exchanged, other than by a participating broker-dealer, for a freely transferable new note in the exchange offer;

    . the date on which that old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

    . the date on which that old note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act;

    .  the date on which that old note has ceased to be outstanding; or

    . the date on which that old note has been exchanged by a participating broker-dealer for a new note and the new note has been sold to a purchaser who receives a prospectus contained in the exchange offer registration statement.

If a shelf registration statement filing is required, we must use our reasonable best efforts to:

    . have the shelf registration statement declared effective by the SEC as promptly as practicable after the filing; and

    . keep the shelf registration statement effective for a period ending on the earlier of:

      . two years after the effective date of the shelf registration statement (plus any extensions provided for in the registration rights agreement); and

      . the date all transfer restricted securities have been sold under the shelf registration statement, cease to be outstanding or become eligible for resale without volume restrictions under Rule 144 under the Securities Act.

     The registration rights agreement provides that in the event that (i) we have not, by the date that is 90 days after the issuance of the old notes, filed with the SEC a registration statement relating to a registered exchange offer for the old notes under the Securities Act or a shelf registration statement relating to the sale of the old notes; (ii) by the date that is 180 days after the issuance of the old notes, such registration statement or shelf registration statement has not been declared effective under the Securities Act; (iii) we have not, by the date that is 210 days after the issuance of the old notes, consummated a registered exchange offer for the old notes or caused a shelf registration statement with respect to resales of the old notes to be declared effective, or (iv) a shelf registration statement or an exchange offer registration statement is declared effective, but thereafter ceases to be effective or usable in connection with resales of the notes during the period specified in the registration rights agreement, subject to certain exceptions for limited periods of time, we will be obligated to pay additional interest to each holder of the old notes in an amount equal to 0.25% per annum until the applicable registration default in (i), (ii), (iii) or (iv) ceases to occur, as the case may be, whereupon the interest rate will decrease to the original interest rate on the old notes.

                             DESCRIPTION OF NOTES

      The old notes were, and the new notes will be, issued under an indenture, dated as of November 27, 2001, between Steelcase Inc. and Bank One Trust Company, N.A., as trustee, as supplemented by a first supplemental indenture, dated as of November 27, 2001, between Steelcase Inc. and the trustee, copies of which have been filed as exhibits to our Quarterly Report on Form 10-Q for the quarterly period ended November 23, 2001. The indenture, as supplemented by the first supplemental indenture, is referred to herein as the "indenture."

      The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

     .  will have been registered under the Securities Act;

     . will not bear restrictive legends restricting their transfer under the Securities Act;

     . will not be entitled to the registration rights that apply to the old notes; and

     . will not contain provisions relating to an increase in the interest rate borne by the old notes under circumstances related to the timing of the exchange offer.

      Except as otherwise indicated, the following summary relates to both the old notes and the new notes. When we refer to the term "note" or "notes," we are referring to both the old notes and the new notes to be issued in the exchange offer. When we refer to "holder" of the notes, we are referring to those persons who are the registered holders of the notes on the books of the registrar appointed under the indenture.

      The following discussion summarizes the material provisions of the indenture and the notes. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. A copy of the indenture is available from us upon request. You should read the indenture for provisions that may be important to you but which are not included in this summary.

      In this description of notes, references to "Steelcase," "we," "our," "us" and all similar references refer only to Steelcase Inc. and not to subsidiaries of Steelcase Inc.

General Terms of the Notes

      The notes are our direct, unsecured and unsubordinated obligations and rank equally with all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated to all of our secured indebtedness to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of our subsidiaries, including trade payables. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under it or otherwise and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

      Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to us, whether by dividends, loans or other payments. The payment of dividends or the making of loans and advances to us by our subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

      The notes were originally issued in the aggregate principal amount of $250,000,000. We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, will constitute a single series of notes under the indenture.

      The notes bear interest at 6.375% per year from November 27, 2001, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2002, to the persons in whose names the notes were registered at the close of business on the next preceding May 1 and November 1, respectively. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will mature on November 15, 2006. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

      Any payment otherwise required to be made in respect of the notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

      The notes were issued only in fully registered form without coupons in denominations of $1,000 and any whole multiple of $1,000. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      The notes are represented by one or more global notes registered in the name of a nominee of The Depository Trust Company ("DTC"). Except as described under "Book-Entry; Delivery and Form" below, the notes will not be issuable in certificated form.

Optional Redemption

      The notes may be redeemed, in whole or in part, at our option, at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

     . 100% of the principal amount of the notes being redeemed on the redemption date; or

     . the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), plus 35 basis points, as determined by the Reference Treasury Dealer (as defined below), plus, in each case, accrued and unpaid interest on the notes to the redemption date.

      Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      We will mail notice of any redemption at least 30 days, but not more than 60 days, before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

      On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are

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

to be redeemed, the notes to be redeemed will be selected by the trustee by a method the trustee deems to be fair and appropriate.

      For purposes of determining the optional redemption price, the following definitions are applicable:

      "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt notes of comparable maturity to the remaining term of the notes.

      "Comparable Treasury Price" means, with respect to any redemption date,
(A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.

      "Reference Treasury Dealer" means (A) any of the initial purchasers (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of those entities ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute for those entities another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee after consultation with us.

      "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

      "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

      The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Certain Covenants of the Company

      Other than as described below, the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would offer protection to security holders in the event of a ratings downgrade or a sudden and significant decline in our credit quality or a highly leveraged transaction, takeover, recapitalization or similar occurrence. There are also no covenants or provisions that prevent a Subsidiary (as defined below), other than a Restricted Subsidiary (as defined below), from incurring indebtedness secured by any assets of that Subsidiary. At the date of this prospectus, only Attwood Corporation and PolyVision Corporation constitute Restricted Subsidiaries.

  Limitation on Liens

      The indenture provides that, except as otherwise provided below, we will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any debt for borrowed money, collectively referred to as "Debt," secured by any mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance, each a "Lien" and collectively "Liens," upon any Principal Property (as defined below), shares of stock (or other equivalents of or interests in equity) or indebtedness of a Restricted Subsidiary, unless the notes (and, at our option, any other indebtedness or guarantee ranking equally with the notes) are secured equally and ratably with (or, at our option, prior to) such secured Debt. This restriction will not apply to Debt secured by:

     .  Liens existing on the date of the initial issuance of the notes;

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

     . Liens on property, shares of stock (or other equivalents of or interests in equity) or indebtedness of an entity existing at the time it becomes a Restricted Subsidiary, provided that such Liens were not created in anticipation of the transaction in which such entity becomes a Restricted Subsidiary;

     . Liens on property acquired by Steelcase or a Restricted Subsidiary existing at the time of acquisition by Steelcase or a Restricted Subsidiary;

     . Liens upon any property to secure all or a portion of the purchase price of such property or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within12 months after the date of such acquisition; or Liens upon any property to secure all or part of the cost of improvement, repair or construction thereof or Debt incurred prior to, at the time of or within 12 months after the completion of such improvement, repair or construction or the commencement of full operations thereof (whichever is later) to provide funds for such purpose;

     .  Liens in favor of Steelcase or a Restricted Subsidiary;

     . Liens on property, shares of stock (or other equivalents of or interests in equity) or indebtedness of an entity existing at the time such entity is merged into or consolidated with Steelcase or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties of an entity as an entirety or substantially as an entirety to Steelcase or a Restricted Subsidiary, provided that the Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

     . Liens on Principal Properties subject to Sale and Lease-Back Transactions (as defined below) not otherwise prohibited by the indenture to the extent attributable to such Sale and Lease-Back Transactions and securing only the related Attributable Debt (as defined below);

     . Liens on property of Steelcase or a Restricted Subsidiary in favor of governmental bodies to secure payments of amounts owed under contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens; and

     . any extension, renewal or replacement of any Lien referred to above or of any Debt secured by that Lien, provided that such extension, renewal or replacement Lien will secure no larger an amount of Debt than that existing at the time of such extension, renewal or replacement.

      In addition, Steelcase or a Restricted Subsidiary may issue, incur, create, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that after giving effect to the Debt secured by such Lien, the aggregate amount of all Debt so secured by Liens (not including Liens permitted above), together with the Attributable Debt of Sale and Lease-Back Transactions permitted by the provision described below under "--Limitation on Sale and Lease-Back Transactions" on the basis that Steelcase or a Restricted Subsidiary would be permitted to incur Debt secured by a Lien under this paragraph without equally and ratably securing the notes, does not exceed the greater of $75 million and 15% of Consolidated Net Tangible Assets.

  Limitation on Sale and Lease-Back Transactions

      The indenture provides that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transactions of any Principal Property unless:

     . such Sale and Lease-Back Transaction occurs within 12 months from the date of the acquisition of the Principal Property subject thereto or the date of the completion of the construction or commencement of full operations of such Principal Property (whichever is later);

     . such Sale and Lease-Back Transaction involves a lease for a term of not more than three years;

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

     . such Sale and Lease-Back Transaction is between Steelcase and a Restricted Subsidiary or between Restricted Subsidiaries;

     . Steelcase or such Restricted Subsidiary would be entitled pursuant to the covenant described above under "--Limitation on Liens" (other than the clause referring to Sale and Lease-Back Transactions not otherwise prohibited by the indenture) without equally and ratably securing the notes, to incur Debt secured by a Lien on the Principal Property involved in such transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction; or

     . Steelcase or such Restricted Subsidiary, within 12 months after the effective date of such Sale and Lease-Back Transaction, applies or causes to be applied an amount not less than the Attributable Debt from such Sale and Lease-Back Transaction to (1) the prepayment, repayment, redemption, reduction or retirement (other than any mandatory prepayment, mandatory repayment, mandatory redemption or sinking fund payment or payment at maturity) of Debt of Steelcase or any Restricted Subsidiary (other than Debt that is subordinate to the notes or Debt to Steelcase or a Restricted Subsidiary) or (2) expenditures for the acquisition, construction, development or expansion of Principal Property used or to be used in the ordinary course of business of Steelcase or a Restricted Subsidiary.

  Certain Definitions

      "Attributable Debt" means, in respect of a Sale and Lease-Back Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in the transaction, as determined in good faith by a principal accounting officer of Steelcase) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments will include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

      "Consolidated Net Tangible Assets" means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet of Steelcase and its Subsidiaries (other than those principally engaged in leasing or financing activities) as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount:

     . all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than liabilities of Subsidiaries principally engaged in leasing and financing activities that are not guaranteed by Steelcase or any of its other Subsidiaries); and

     . the total of the net book values of all assets of Steelcase and its Subsidiaries (other than those principally engaged in leasing or financing activities) properly classified as intangible assets under U.S. generally accepted accounting principles (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

      "Principal Property" means the land, improvements, buildings and fixtures (including any leasehold interest thereof) constituting the principal corporate office, any manufacturing plant or any manufacturing, research or engineering facility (whether owned or leased at, or acquired or leased after, the date of the indenture) that is owned or leased by Steelcase or a Restricted Subsidiary and that is located within the continental United States, unless Steelcase's Board of Directors (or a committee thereof) has determined in good faith that such property is not material to the operation of the business conducted by Steelcase and its Subsidiaries taken as a whole.

      "Restricted Subsidiary" means any Subsidiary (i) substantially all of whose property is located within the continental United States, (ii) which owns a Principal Property and (iii) in which our investment exceeds

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

2.5% of the aggregate amount of assets included on a consolidated balance sheet of Steelcase and its Subsidiaries as of the end of the last fiscal quarter for which financial information is available. However, the term "Restricted Subsidiary" does not include Steelcase Financial Services Inc. (so long as Steelcase Financial Services Inc. is principally engaged in leasing or financing activities) or any other Subsidiary that is principally engaged in leasing or financing activities.

      "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by Steelcase or any Restricted Subsidiary of any Principal Property, whether owned at the date of the issuance of the notes or thereafter acquired (excluding temporary leases of a term, including renewal periods, of not more than three years), that has been or is to be sold or transferred by Steelcase or any Restricted Subsidiary to such person with the intention of taking back a lease of the property.

      "Subsidiary" means (i) any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by Steelcase, or by one or more of its subsidiaries or by Steelcase and one or more of its subsidiaries and (ii) any general partnership, limited liability company, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by Steelcase, by one or more of its subsidiaries or by Steelcase and one or more of its subsidiaries.

  Merger, Consolidation or Sale of Assets

      Nothing contained in the indenture prevents any consolidation or merger of Steelcase with or into any other entity or entities (whether or not affiliated with Steelcase), or successive consolidations or mergers in which Steelcase or any of its successors is a party, or will prevent any sale, conveyance, lease, transfer or other disposition of all or substantially all of the property of Steelcase or any of its successors, to any other entity (whether or not affiliated with Steelcase or its successors) authorized to acquire and operate the same; provided, however, that upon any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, the due and punctual payment of the principal of (premium, if any) and interest on all of the notes and the due and punctual performance and observance of all the covenants and conditions of the indenture with respect to the notes or established with respect to the notes to be kept or performed by Steelcase (or such successor) will be expressly assumed by supplemental indenture satisfactory in form to the trustee executed and delivered to the trustee by the entity formed by such consolidation (if other than Steelcase), or into which Steelcase (or such successor) will have been merged, or by the entity which will have acquired such property.

      In case of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition and upon the assumption by the successor entity, by supplemental indenture, executed and delivered to the trustee and satisfactory in form to the trustee, of the due and punctual payment of the principal of, premium, if any, and interest on all of the notes outstanding and the due and punctual performance of all of the covenants and conditions of the indenture or established with respect to the notes pursuant to the indenture to be performed by Steelcase, such successor entity will succeed to and be substituted for Steelcase with the same effect as if it had been named as Steelcase in the indenture, and the predecessor entity will be relieved of all obligations and covenants under the indenture and the notes.

      If, as a result of any such consolidation, merger, sale, conveyance, lease, transfer or other disposition, properties or assets of Steelcase or a Restricted Subsidiary would become subject to any lien which would not be permitted by the covenant described above under "--Limitation on Liens" without equally and ratably securing the notes, Steelcase or the Restricted Subsidiary, or such successor person, as the case may be, will take the steps as are necessary to secure effectively the notes equally and ratably with, or prior to, all indebtedness secured by those liens as described above. After that time, all of our obligations under the notes and the indenture terminate.

Events of Default

      The following are events of default under the indenture with respect to the notes:

     . we fail to pay interest when due and continuing for 30 days and the time for payment has not been properly extended or deferred;

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

     . we fail to pay the principal or any premium when due and the time for payment has not been properly extended or deferred;

     . we fail to observe or perform any other covenant contained in the notes, and such failure continues for 60 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes; and

     . events of our bankruptcy, insolvency or reorganization, whether voluntary or not.

      If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the notes due and payable immediately. In case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium, if any, of all outstanding notes will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

      The holders of a majority in principal amount of the outstanding notes may waive any default or event of default with respect to the notes and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default.

      If an event of default under the indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the notes have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, provided that:

     . such proceeding or exercise is not in conflict with any law or the indenture;

     . the trustee may take any other action deemed proper by it that is not inconsistent with directions from the holders; and

     . unless otherwise provided under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of the notes will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

     . the holder has given written notice to the trustee of a continuing event of default;

     . the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request;

     . those holders have offered reasonable indemnity to the trustee to institute proceedings as trustee; and

     . the trustee does not institute a proceeding, and does not receive conflicting directions within 60 days.

      These limitations do not apply to a suit brought by a holder of the notes if Steelcase defaults in the payment of the principal, any premium or interest. Any right of a holder of the notes to receive payments of the principal of (and premium, if any) and any interest on the notes on or after the due dates expressed in the notes and to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder.

      Steelcase will periodically file statements with the trustee regarding its compliance with the covenants in the indenture.

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

Modification of Indenture

      Steelcase and the trustee may change the indenture without the consent of any holders to:

      .  fix any ambiguity, defect or inconsistency in the indenture;

      . evidence the succession of another corporation to Steelcase and the assumption by such party of the obligations of Steelcase;

      . provide for uncertificated notes in addition to or in place of certificated notes;

      . add to the covenants of Steelcase for the benefit of all or any series of notes;

      . add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of notes set forth in the indenture;

      . change anything that does not materially adversely affect the interests of any holder of the notes;

      . provide for the issuance of and establish the form and terms and conditions of the notes of any series, establish the form of any certifications required or add to the rights of any holders of any series of notes;

      .  secure the notes;

      .  add any additional events of default;

      . change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no note of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

      .  provide for the appointment of a successor trustee; or

      . comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

       In addition, the rights of holders may be changed by Steelcase and the trustee with the written consent of the holders of a majority in principal amount of the notes outstanding. However, the following changes may only be made with the consent of each affected holder:

      .  extending the fixed maturity of any notes of any series;

      .  reducing the principal amount of any notes of any series;

      . reducing the rate or extending the time of payment of interest of any notes of any series;

      .  reducing any premium payable upon redemption; or

      . reducing the percentage of notes outstanding required to consent to any amendment to the indenture or to the notes.

       No particular form of supplemental indenture is required. Promptly after the execution of any supplemental indenture, the trustee will mail a notice setting forth in general terms the substance of the supplemental indenture to the holders of notes of all series affected. Failure on the part of the trustee to mail the notice will not affect the validity of the supplemental indenture.

Satisfaction and Discharge

      The indenture will cease to be of further effect with respect to the notes, except as may otherwise be provided in the indenture, if at any time (i) we have delivered to the trustee for cancellation all authenticated notes (other than destroyed, lost or stolen notes and notes for whose payment money has been deposited in trust

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

or segregated and held in trust by us as provided by the indenture) or (ii) all notes not delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice for redemption, and we deposit with the trustee as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the notes and all other sums payable by us under the indenture in connection with the notes. This type of a trust may only be established if, among other things, Steelcase has delivered to the trustee an opinion of counsel meeting the requirements set forth in the indenture.

Legal Defeasance and Covenant Defeasance

       The indenture provides that, subject to conditions specified in the indenture, we may elect either:

      . legal defeasance, whereby we are discharged from any and all obligations with respect to the notes, except as may be otherwise provided in the indenture; or

      . covenant defeasance, whereby we are released from our obligations described above under "--Limitation on Liens" and "--Limitation on Sale and Lease-Back Transactions" and the third paragraph under "--Merger, Consolidation or Sale of Assets."

      We may do so in either case by depositing with the trustee, as trust funds, cash or government securities which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal and any premium and interest on the notes and all other sums payable by us under the indenture in connection with the notes. This type of a trust may only be established if, among other things, Steelcase has delivered to the trustee an opinion of counsel meeting the requirements set forth in the indenture.

Governing Law

      The indenture provides that it and the notes are to be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act otherwise applies.

Assignment

      We will have the right at any time to assign any of our rights or obligations under the indenture to a direct or indirect wholly-owned Subsidiary, provided that we will remain liable for all obligations under the indenture.

Relationships with the Trustee

      Bank One Trust Company, N.A. is trustee under the indenture. Bank One Trust Company, N.A. maintains normal banking relationships with us (and is an affiliate of Bank One, Michigan, which participates in our bank credit facilities and provides other services for us in the normal course of our business, and Banc One Capital Markets, Inc., an initial purchaser in the initial offering).

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

                         BOOK-ENTRY; DELIVERY AND FORM

General

      The new notes will be represented by one or more notes in registered global form, without interest coupons attached. On the date of closing of the exchange offer, these global notes (the "New Global Note") will be deposited with DTC and registered in the name of Cede & Co., as nominee of DTC or, will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

      Ownership of interests in the New Global Note ("Book-Entry Interests") will be limited to persons that have accounts with DTC, or persons that hold interests through such direct participants. Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of new notes in definitive form.

      Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC's nominees and direct participants. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition while the new notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of new notes for any purpose. So long as the new notes are held in global form, DTC or its nominees will be considered the sole holders of the New Global Note for all purposes under the indenture. In addition, direct participants must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the direct participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture.

      Neither we nor the trustee will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Redemption of the New Global Note

      In the event the New Global Note, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such New Global Note from the amount received by it in respect of the redemption of such New Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such New Global Note or any portion thereof. We understand that, under existing practices of DTC, if fewer than all of the new notes are to be redeemed at any time, DTC will credit its direct participants' accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Payments on the New Global Note

      Payments of any amounts owing in respect of the New Global Note, including principal, premium, if any, and interest, will be made by us to DTC or its nominee as the registered holder of such New Global Note under the indenture, which will distribute such payments to its direct participants in accordance with its procedures. Payments of all such amounts will be made without deduction or withholding for or on account of any present or future taxes, duties assessments or governmental charges of whatever nature except as may be required by law. We expect that payments by direct participants to owners of Book-Entry Interests held through such direct participants will be governed by standing customer instructions and customary practices.

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

      Under the terms of the indenture, we and the trustee will treat DTC or its nominee as the owner of the New Global Note for the purpose of receiving payments and for all other purposes. Consequently, none of Steelcase, the trustee or any of our agents has or will have any responsibility or liability for:

      . any aspect of the records of DTC or any direct or indirect participant relating to, or payments made on account of, a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC or any direct or indirect participant relating to, or payments made on account of, a Book-Entry Interest; or

      . DTC or any direct or indirect participant.

Information Concerning DTC

      The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we nor the trustee take any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

      DTC has advised us that it is (1) a limited purpose trust company organized under the banking laws of the State of New York, (2) a "banking organization" within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended and (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its direct participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as "indirect participants," that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Investors who are not participants may beneficially own notes held by or on behalf of DTC only through direct participants or indirect participants.

      Pursuant to procedures established by DTC, upon deposit of the New Global Note, DTC will credit the accounts of direct participants with an interest in the global notes. Ownership of the notes will be shown on, and the transfer of ownership of notes will be effected only through, records maintained by DTC, with respect to the interests of direct participants, and the records of direct participants and the indirect participants, with respect to the interests of persons other than direct participants.

      We understand that under existing industry practice, in the event that we request any action of holders of new notes, or an owner of a beneficial interest in the New Global Note desires to take any action that DTC, as the holder of such New Global Note, is entitled to take, DTC would authorize the participants to take the action and the participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Certificated Notes

      If (1) DTC notifies us that it is no longer willing or able to act as a depository or clearing system for the notes or DTC ceases to be registered or in good standing under the Exchange Act, and a successor depository or clearing system is not appointed within 90 days after we have received notice or become aware of this condition, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in certificated form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons.

      Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Transfers of New Notes; Global Clearance and Settlement Under the Book-Entry System

      Unless definitive new notes are issued, the New Global Note may be transferred in whole, and not in part, solely to another nominee of DTC or a successor to DTC or its nominee.

      Transfers of interests in the New Global Note will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which are subject to change from time to time. Any secondary market trading in interests in the New Global Note is expected to occur through the direct participants of DTC and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date. We expect that secondary trading in any certificated new notes will be settled in immediately available funds.

      No service charge will be made for any registration or transfer or exchange of new notes, but the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a New Global Note among direct participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any agent of the foregoing will have any responsibility for the performance of DTC or its direct or indirect participants or their respective obligations under the rules and procedures governing their operations.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of the material U.S. federal income tax consequences of the exchange offer to a holder of old notes that acquired its old notes in their original issuance for cash at the initial offering price. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (which we refer to as the IRS), and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under U.S. federal income tax laws. This discussion is limited to holders who hold their notes as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Prospective investors must consult their own tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of notes, as well as the effects of other U.S. federal, state, local and non-U.S. tax laws.

      The exchange of new notes for old notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, such a holder will have the same tax basis and holding period in the new notes as it had in the old notes immediately prior to the exchange.

                 PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

      The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

      This communication is directed solely at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Financial Promotion Order"), (all such persons together being referred to as "relevant persons"). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

      The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

      In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of such holders' business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of new notes. This position does not apply to any holder that is

     . an "affiliate" of Steelcase within the meaning of Rule 405 under the Securities Act; or

     .  a broker-dealer.

      All broker-dealers receiving new notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the new notes. Each broker-dealer receiving new notes for its own account in the exchange offer must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes pursuant to the exchange offer; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that, for a period of 180 days after the expiration date, subject to extension under limited circumstances, or such shorter period which will terminate when the participating broker-dealers have completed all resales subject to any prospectus delivery requirements, we will use our reasonable best efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

      A broker-dealer intending to use this prospectus in the resale of new notes must so notify us on or before the expiration date. This notice may be given in the space provided in the letter of transmittal or may be delivered to the exchange agent.

      We may, in good faith and for valid business reasons, including, but not limited to an announcement of a pending material corporate transaction, or if otherwise required under applicable laws, issue a notice suspending use of the registration statement of which this prospectus forms a part. If we do so, the period during which the registration statement must remain effective will be extended for a number of days equal to the number of days the registration statement was in suspense.

      We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such new notes.

      Any broker-dealer that held old notes acquired for its own account as a result of market-making activities or other trading activities, that received new notes in the exchange offer, and that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. Any profit on these resales of new notes and any commissions or concessions received by a broker dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

      We have agreed to pay all expenses incident to the exchange offer, including the reasonable expenses of one counsel for the holders of old notes, other than commissions or concessions of any broker-dealers and will indemnify holders of the old notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

      Certain legal matters as to the validity of the new notes are being passed upon for us by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

      Our consolidated financial statements and schedules as of February 23, 2001, and February 25, 2000, and for each of the three years in the period ended February 23, 2001, incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants and are incorporated herein in reliance upon such report given upon the authority of said firm as expert in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

      Steelcase Inc.'s Amended By-laws require it, to the fullest extent authorized or permitted by the Michigan Business Corporation Act, to (a) indemnify any person, and his or her heirs, personal representatives, executors, administrators and legal representatives, who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of Steelcase Inc., or is or was serving at the request of Steelcase Inc. as a director, officer, employee or agent of another corporation (including a subsidiary corporation), limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, or by reason of anything done by such person in such capacity (collectively, "Covered Matters") and (b) pay or reimburse the reasonable expenses incurred by such person and his or her heirs, executors, administrators and legal representatives in connection with any Covered Matter in advance of final disposition of such Covered Matter. Under the bylaws, Steelcase Inc. may also provide such other indemnification to directors, officers, employees and agents by insurance, contract or otherwise as is permitted by law and authorized by the board of directors.

      Steelcase Inc.'s Second Restated Articles of Incorporation provide that to the full extent permitted by the Michigan Business Corporation Act or any other applicable laws presently or hereafter in effect, no director of Steelcase Inc. shall be personally liable to Steelcase Inc. or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of Steelcase Inc. Any repeal or modification of that article XII of the Second Restated Articles of Incorporation by the shareholders of Steelcase Inc. shall not adversely affect the right or protection of a director of Steelcase Inc. existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

      Section 561 of the Michigan Business Corporation Act ("Section 561") provides that a Michigan corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative and whether formal or informal), other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. In addition, Section 562 of the Michigan Business Corporation Act ("Section 562") provides that a Michigan corporation may indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Section 562 does not permit indemnification for a claim, issue or matter in which the person has been found liable to the corporation unless application for indemnification is made to, and ordered by, the court conducting the proceeding or another court of competent jurisdiction.

      Section 563 of the Michigan Business Corporation Act provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, shall be indemnified by the corporation against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit, or proceeding brought to enforce this mandatory indemnification.

      The foregoing statements are subject to the detailed provisions of the Michigan Business Corporation Act, Steelcase Inc.'s Second Restated Articles of Incorporation and Steelcase Inc.'s Amended By-laws.

Item 21.  Exhibit and Financial Statement Schedules

      (a) Exhibits

         See Index of Exhibits (page E-1).

      (b) Financial Statement Schedules:

      The financial statement schedules are incorporated herein by reference.

Item 22.  Undertakings

      (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, Steelcase Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Grand Rapids, State of Michigan, on February 22, 2002.

                                          STEELCASE INC.

                                                      /s/  J. HACKETT
                                          By: _________________________________
                                                      James P. Hackett
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James P. Hackett, James P. Keane and Sheila C. Dayton and each of them his, her or its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him, her or it and in his, her or its name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 22nd day of February, 2002.

        Signature                                     Title
        ---------                                     -----

     /S/  J. HACKETT       President and Chief Executive Officer and Director
--------------------------   (principal executive officer)
     James P. Hackett

   /S/  JAMES P. KEANE     Senior Vice President and Chief Financial Officer (principal
--------------------------   financial and accounting officer)
      James P. Keane

     /S/  DAVID BING       Director
--------------------------
        David Bing

 /S/  WILLIAM P. CRAWFORD  Director
--------------------------
   William P. Crawford

   /S/  EARL D. HOLTON     Director
--------------------------
      Earl D. Holton

/S/  DAVID D. HUNTING, JR. Director
--------------------------
  David D. Hunting, Jr.

        Signature                       Title
        ---------                       -----

    /S/  DAVID W. JOOS          Director
--------------------------
      David W. Joos

 /S/  ELIZABETH VALK LONG       Director
--------------------------
Elizabeth (Lisa) Valk Long

  /S/  FRANK H. MERLOTTI        Director
--------------------------
    Frank H. Merlotti

  /S/  ROBERT C. PEW III        Director
--------------------------
    Robert C. Pew III

  /S/  PETER M. WEGE, II        Director
--------------------------
    Peter M. Wege, II

 /S/  P. CRAIG WELCH, JR.       Director
--------------------------
   P. Craig Welch, Jr.

  /S/  KATE PEW WOLTERS         Director
--------------------------
     Kate Pew Wolters

                                 EXHIBIT INDEX


Exhibit No.                                              Description
-----------                                              -----------

   1.1      Purchase Agreement, dated November 19, 2001, by and among Steelcase Inc., Goldman, Sachs &
            Co., Salomon Smith Barney Inc., Banc of America Securities LLC, Banc One Capital Markets,
            Inc. and BNP Paribas Securities Corp. (filed as Exhibit 1.1 to Steelcase Inc.'s Quarterly Report on
            Form 10-Q for the quarterly period ended November 23, 2001 and incorporated herein by reference).

   2.1*     Agreement and Plan of Merger by and among Steelcase Inc., PV Acquisition Corp. and
            PolyVision Corporation dated August 24, 2001, as amended.

   3.1      Second Restated Articles of Incorporation of Steelcase Inc. (filed as Exhibit 3.1 to Steelcase Inc.'s
            Registration Statement on Form S-1 (File No. 333-41647) and incorporated herein by reference).

   3.2      Amended Bylaws of Steelcase Inc. (filed as Exhibit 3.2 to Steelcase Inc.'s Quarterly Report on
            Form 10-Q for the quarterly period ended May 26, 2000 and incorporated herein by reference).

   4.1      Reserved.

   4.2      Credit Agreement dated April 5, 2001, Long Term Multicurrency Revolving Credit Facility (filed as Exhibit 4.2 to Steelcase Inc.'s Quarterly Report for the quarterly period ended May 25, 2001 and incorporated herein by reference).

   4.3      Credit Agreement dated April 5, 2001, Short Term Multicurrency Revolving Credit Facility (filed as Exhibit 4.3 to Steelcase Inc.'s Quarterly Report for the quarterly period ended May 25, 2001 and incorporated herein by reference).

   4.4      Global Commercial Paper Programme--ECP Issuing and Paying Agency Agreement dated
            June 20, 2001 (filed as Exhibit 4.4 to Steelcase Inc.'s Quarterly Report for the quarterly period ended August 24, 2001 and incorporated herein by reference).

   4.5      Global Commercial Paper Programme--USCP Issuing and Paying Agency Agreement dated
            June 20, 2001 (filed as Exhibit 4.5 to Steelcase Inc.'s Quarterly Report for the quarterly period ended August 24, 2001 and incorporated herein by reference).

   4.6      Indenture dated November 27, 2001, between Steelcase Inc. and Bank One Trust Company, N.A.
            (filed as Exhibit 4.6 to Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended November 23, 2001 and incorporated herein by reference).

   4.7      First Supplemental Indenture dated November 27, 2001, between Steelcase Inc. and Bank One
            Trust Company, N.A. (filed as Exhibit 4.7 to Steelcase Inc.'s Quarterly Report on Form 10-Q for
            the quarterly period ended November 23, 2001 and incorporated herein by reference).

   4.8      Registration Rights Agreement, dated November 19, 2001, by and among Steelcase Inc.,
            Goldman, Sachs & Co., Salomon Smith Barney Inc., Banc of America Securities LLC, Banc One
            Capital Markets, Inc. and BNP Paribas Securities Corp. (filed as Exhibit 4.8 to Steelcase Inc.'s
            Quarterly Report on Form 10-Q for the quarterly period ended November 23, 2001 and incorporated herein by reference).

   4.9      Form of Note (included in Exhibit 4.7).

   4.10     First Amendment to Credit Agreement dated April 5, 2001, Long Term Multicurrency Revolving
            Credit Facility. (filed as Exhibit 4.10 to Steelcase Inc.'s Quarterly Report on Form 10-Q for the
            quarterly period ended November 23, 2001 and incorporated herein by reference).

   4.11     First Amendment to Credit Agreement dated April 5, 2001, Short Term Multicurrency Revolving
            Credit Facility (filed as Exhibit 4.11 to Steelcase Inc.'s Quarterly Report on Form 10-Q for the
            quarterly period ended November 23, 2001 and incorporated herein by reference).


Exhibit No.                                            Description
-----------                                            -----------

   4.12*    Credit Facility Agreement dated as of April 5, 2000, between Steelcase Financial Services Ltd.
            and Royal Bank of Canada.

   4.13*    Amendment dated May 24, 2001 to Credit Facility Agreement dated April 5, 2000, between
            Steelcase Financial Services Ltd. and Royal Bank of Canada.

   4.14*    Guarantee dated as of April 5, 2000, by Steelcase Inc. in favor of Royal Bank of Canada, pursuant to the Credit Facility Agreement dated as of April 5, 2000, between Steelcase Financial Services
            Ltd. and Royal Bank of Canada.

   4.15*    Amendment dated May 24, 2001 to Guarantee dated as of April 5, 2000, by Steelcase Inc. in favor of Royal Bank of Canada, pursuant to the Credit Facility Agreement dated as of April 5, 2000, between Steelcase Financial Services Ltd. and Royal Bank of Canada.

   4.16*    Amendment dated November 9, 2001 to Credit Facility Agreement between Steelcase Financial
            Services Ltd. and Royal Bank of Canada, dated April 5, 2000, and the Guarantee by Steelcase Inc.
            in favor of Royal Bank of Canada, pursuant to the Credit Facility Agreement dated April 5, 2000.

   4.17*    Credit Facility Agreement dated as of May 24, 2001 by and between Steelcase Financial Services
            Ltd. and Royal Bank of Canada.

   4.18*    Guarantee dated as of May 24, 2001, by Steelcase Inc. in favor of Royal Bank of Canada, pursuant to the Credit Facility Agreement dated as of May 24, 2001, between Steelcase Financial Services
            Ltd. and Royal Bank of Canada.

   4.19*    Amendment dated November 9, 2001 to Credit Facility Agreement between Steelcase Financial
            Services Ltd. and Royal Bank of Canada, dated May 24, 2001, and the Guarantee by Steelcase Inc.
            in favor of Royal Bank of Canada, pursuant to the Credit Facility Agreement dated May 24, 2001.

   4.20*    Loan Agreement dated April 9, 1999, by and among Steelcase SAS, Steelcase Inc. and Societe
            Generale.

   4.21*    Participation Agreement dated as of April 9, 1999, by and between Steelcase Europe LLC and
            Societe Generale.

   4.22*    First Amendment to Loan Agreement dated as of June 15, 2001, by and among Steelcase SAS,
            Steelcase Inc. and Societe Generale.

   4.23*    Second Amendment to Loan Agreement dated November 12, 2001, by and among Steelcase SAS,
            Steelcase Inc. and Societe Generale.

   4.24*    Lease Receivables Transfer Agreement dated as of October 20, 1999 among Steelcase Financial
            Services Inc., Corporate Asset Funding Company, Inc., the financial institutions from time to time party thereto and Citicorp North America, Inc.

   4.25*    Amendment No. 1 to Lease Receivables Transfer Agreement dated as of October 18, 2000, among
            Steelcase Financial Services Inc., Corporate Asset Funding Company, Inc., the financial institutions from time to time party thereto and Citicorp North America, Inc.

   4.26*    Amendment No. 2 to Lease Receivables Transfer Agreement dated as of November 17, 2000, among Steelcase Financial Services Inc., Corporate Asset Funding Company, Inc., the financial institutions from time to time party thereto and Citicorp North America, Inc.

   4.27*    Amendment No. 3 to Lease Receivables Transfer Agreement dated as of October 17, 2001, among
            Steelcase Financial Services Inc., Corporate Asset Funding Company, Inc., the financial institutions from time to time party thereto and Citicorp North America, Inc.


Exhibit No.                                             Description
-----------                                             -----------
   4.28*    Performance Guaranty dated as of October 20, 1999, made by Steelcase Inc., in favor of Corporate
            Asset Funding Company, Inc., the financial institutions from time to time party to the Lease
            Receivables Transfer Agreement and Citicorp North America, Inc.

   4.29*    Omnibus Amendment No. 1 to that certain Lease Receivables Transfer Agreement, entered into as of November 15, 2001 by and among Steelcase Inc., Steelcase Financial Services Inc., Corporate
            Asset Funding Company, Inc., Citibank N.A. and Citicorp North America, Inc.

   4.30*    Amendment No. 4 to Lease Receivables Transfer Agreement dated as of February 21, 2002, by and among Steelcase Financial Services Inc., Corporate Asset Funding Company, Inc., Citibank
            N.A. and Citicorp North America, Inc.

            In accordance with Item 601(b)(4)(iii) of Regulation S-K, Steelcase Inc. agrees to furnish to the
            Securities and Exchange Commission, upon request, copies of such instruments which define the rights of holders of long-term debt and represent debt of less than 10% of total assets.

   5.1*     Opinion and Consent of Sheila C. Dayton, Vice President, General Counsel and Assistant
            Secretary of Steelcase Inc.

   5.2*     Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois).

  10.1      Deferred Compensation Agreement between Steelcase Inc. and James P. Hackett (filed as
            Exhibit 10.1 to Steelcase Inc.'s Amendment 2 to Registration Statement on Form S-1 /A
            (File No. 333-41647) and incorporated herein by reference).

  10.2      Deferred Compensation Agreement between Steelcase Inc. and Robert A. Ballard (filed as
            Exhibit 10.2 to Steelcase Inc.'s Amendment 2 to Registration Statement on Form S-1 /A
            (File No. 333-41647) and incorporated herein by reference).

  10.3      Deferred Compensation Agreement dated January 12, 1998, between Steelcase Inc. and Alwyn
            Rougier-Chapman (filed as Exhibit 10.3 to Steelcase Inc.'s Amendment 1 to Registration
            Statement on Form S-1 /A (File No. 333-41647) and incorporated herein by reference).

  10.4      Steelcase Inc. Restoration Retirement Plan (filed as Exhibit 10.4 to Steelcase Inc.'s Annual Report on Form 10-K for the fiscal year ended February 26, 1999 and incorporated herein by reference).

  10.5      Steelcase Inc. Incentive Compensation Plan (filed as Exhibit 10.5 to Steelcase Inc.'s Registration
            Statement on Form S-1 (File No. 333-41647) and incorporated herein by reference).

  10.6      Amended and Restated Management Incentive Plan of Steelcase Inc. (filed as Exhibit 10.6 to
            Steelcase Inc.'s Amendment 1 to Registration Statement on Form S-1 /A (File No. 333-41647) and
            incorporated herein by reference).

  10.7      Steelcase Inc. 1994 Executive Supplemental Retirement Plan, amended and restated (filed as
            Exhibit 10.7 to Steelcase Inc.'s Quarterly Report on Form 10-Q for the period ended May 26, 2000 and incorporated herein by reference).

  10.8      Deferred Compensation Agreement dated May 4, 1998, between Steelcase Inc. and William P.
            Crawford (filed as Exhibit 10.8 to Steelcase Inc.'s Annual Report on Form 10-K for the annual period ended February 27, 1998 and incorporated herein by reference).

  10.9      Stock Purchase Agreement between Steelcase Inc. and Strafor Facom S.A. dated as of April 21,
            1999 (filed as Exhibit 2.1 to Steelcase Inc.'s Current Report on Form 8-K dated April 22, 1999 and incorporated herein by reference).

  10.10     Steelcase Inc. Non-Employee Director Deferred Compensation Plan (filed as Exhibit 10.10 to
            Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended August 27, 1999 and incorporated herein by reference).

  10.11     Steelcase Inc. Deferred Compensation Plan (filed as Exhibit 10.11 to Steelcase Inc.'s Quarterly
            Report on Form 10-Q for the quarterly period ended November 26, 1999 and incorporated herein by reference).

  10.12     First Amendment to Steelcase Inc. Incentive Compensation Plan (filed as Exhibit 10.12 to
            Steelcase Inc.'s Annual Report on Form 10-K for the annual period ended February 25, 2000 and incorporated herein by reference).

Exhibit No.                                            Description
-----------                                            -----------

  10.13     First Amendment to Steelcase Inc. Management Incentive Plan (filed as Exhibit 10.13 to Steelcase
            Inc.'s Annual Report on Form 10-K for the annual period ended February 25, 2000 and incorporated herein by reference).

  10.14     Second Amendment to Steelcase Inc. Incentive Compensation Plan (filed as Exhibit 10.14 to
            Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended May 26, 2000 and incorporated herein by reference).

  10.15     Aircraft Time Sharing Agreement between Steelcase Inc. and James P. Hackett dated March 30,
            2000 (filed as Exhibit 10.15 to Steelcase Inc.'s Annual Report on Form 10-K for the annual period ended February 25, 2000 and incorporated herein by reference).

  10.16     Aircraft Time Sharing Agreements between Steelcase Inc. and Robert C. Pew dated May 1, 2000
            (filed as Exhibit 10.16 to Steelcase Inc.'s Annual Report on Form 10-K for the annual period ended February 25, 2000 and incorporated herein by reference).

  10.17     Aircraft Time Sharing Agreements between Steelcase Inc. and James P. Hackett dated July 1,
            2000 (filed as Exhibit 10.17 to Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended August 25, 2000 and incorporated herein by reference).

  10.18     Aircraft Time Sharing Agreements between Steelcase Inc. and Robert C. Pew dated July 1, 2000
            (filed as Exhibit 10.18 to Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended August 25, 2000 and incorporated herein by reference).

  10.19     Third Amendment to Steelcase Inc. Incentive Compensation Plan (filed as Exhibit 10.19 to
            Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended August 25, 2000 and incorporated herein by reference).

  10.20     Retirement Agreement between Steelcase Inc. and Alwyn Rougier-Chapman dated March 5, 2001
            (filed as Exhibit 10.20 to Steelcase Inc.'s Annual Report on Form 10-K for the annual period ended February 23, 2001 and incorporated herein by reference).

  10.21     Steelcase Inc. Benefit Plan for Outside Directors (filed as Exhibit 10.21 to Steelcase Inc.'s
            Quarterly Report on Form 10-Q for the quarterly period ended May 25, 2001 and incorporated herein by reference).

  10.22     First Amendment to Steelcase Inc. Restoration Retirement Plan (filed as Exhibit 10.22 to Steelcase
            Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended May 25, 2001 and incorporated herein by reference).

  10.23     First Amendment to Steelcase Inc. Deferred Compensation Plan (filed as Exhibit 10.23 to
            Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended May 25, 2001 and incorporated herein by reference).

  10.24     2002-1 Amendment to Steelcase Inc.'s Deferred Compensation Plan (filed as Exhibit 10.24 to
            Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended May 25, 2001 and incorporated herein by reference).

  10.25     Fourth Amendment to Steelcase Inc.'s Incentive Compensation Plan (filed as Exhibit 10.25 to
            Steelcase Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended August 24, 2001 and incorporated herein by reference).

  10.26*    Shareholder's Agreement by and among Steelcase Inc., PV Acquisition, Inc. and The Alpine
            Group, Inc. dated August 24, 2001.

  11.1      Statement Regarding Computation of Net Income Per Share of Common Stock (filed as
            Exhibit 11.1 to Steelcase Inc.'s Amendment 2 to Registration Statement on Form S-1 /A
            (File No. 333-41647) and incorporated herein by reference).

  12.1*     Computation of Ratio of Earnings to Fixed Charges.

Exhibit No.                                        Description
-----------                                        -----------

   21.1*    Subsidiaries of Steelcase Inc.

   23.1*    Consent of BDO Seidman, LLP.

   23.2*    Consent of Sheila C. Dayton, Vice President, General Counsel and Assistant Secretary of
            Steelcase Inc. (included in Exhibit 5.1).

   23.3*    Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in Exhibit 5.2).

   24.1*    Power of Attorney (included on signature pages to the registration statement).

   25.1*    Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank One Trust
            Company, N.A., as trustee.

   99.1*    Form of Letter of Transmittal.

   99.2*    Form of Notice of Guaranteed Delivery.

   99.3*    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

   99.4*    Form of Letter to Clients.

--------
* Filed herewith.